Exhibit 33.1

Report on Assessment of Compliance with Applicable Regulation AB Servicing Criteria

1.
Ford Motor Credit Company ("Ford Credit") is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the year ended December 31, 2006 (the "Reporting Period"), including all servicing criteria except for inapplicable servicing criteria identified in 3 below and the portions of servicing criteria covered by a separate assessment and identified in Appendix A to this report. The transactions covered by this report include asset-backed securities transactions involving automotive dealer floorplan finance receivables completed on or after January 1, 2006 for which Ford Credit acted as servicer (the "Platform").

2.	Except as set forth in paragraph 3 below, Ford Credit used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria.

3.
The servicing criteria in Items 1122(d)(1)(iii) and (iv), (2)(iii), (3)(i)(D), (3)(iii), and (4)(x) through (xiii) are inapplicable to Ford Credit based on the activities it performs, directly or through the indenture trustee, with respect to the Platform.

4.
Ford Credit has complied, in all material respects, with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform taken as a whole, except as described on Appendix B to this report.

5.
PricewaterhouseCoopers LLP, a registered public accounting firm, has issued an attestation report on Ford Credit's assessment of compliance with the applicable servicing criteria for the Reporting Period.

March 22, 2007	Ford Motor Credit Company

By:	/s/ Scott R. Stewart
Scott R. Stewart
Vice President - Assistant Treasurer

APPENDIX A
Shared Servicing Criteria

Reference	Criteria	Performed Directly by Ford Credit	Performed by Indenture Trustee for which Ford Credit is NOT the Responsible Party
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements
		Paying to indenture trustee	Depositing to custodial bank accounts
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel	Paying to indenture trustee	Disbursing to investors
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements
		Providing indenture trustee instructions for opening accounts for the transaction	Establishing and maintaining accounts for the transaction
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-i(b)(1) of the Securities Exchange Act
		Verifying custodial accounts are maintained at a federally insured depository institution	Establishing custodial accounts at a federally insured depository institution
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements	Providing indenture trustee instructions for making investor distributions	Remitting to investors
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements	Reconciling custodial bank statements to remittances made by indenture trustee	Reconciling remittances to investors

APPENDIX B
Material Instance of Noncompliance

Explanation of Material Instance of Noncompliance Relating to Item 1122(d)(3)(ii) - Due to an administrative error in the determination of LIBOR, the Monthly Interest in respect of the Series 2006-3 and 2006-4 Class A and Class B Notes issued by Ford Credit Floorplan Master Owner Trust A for the July 17, 2006 Distribution Date was calculated using an incorrect LIBOR. As a result, on the July 17, 2006 Distribution Date, the Class A and Class B Noteholders did not receive all of the Monthly Interest to which they were entitled. The shortfall in Monthly Interest was paid to the Class A and Class B Noteholders, together with interest thereon from the July 17, 2006 Distribution Date, in a supplemental distribution totaling $281,110.30 made on July 24, 2006.